As filed with the Securities and Exchange Commission on December 27, 2021

Registration No. 333-199221

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

Form S-11

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Landmark Infrastructure Partners LP

(Exact name of registrant as specified in its charter)

Delaware	61-1742322
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

400 Continental Blvd., Suite 500

El Segundo, CA 90245

(310) 598-3173

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

George P. Doyle

Chief Financial Officer and Treasurer

400 Continental Blvd., Suite 500

El Segundo, CA 90245

(310) 598-3173

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

David Lieberman

Christopher May

Simpson Thacher & Bartlett LLP

600 Travis Street, Suite 5400

Houston, Texas 77002

(713) 821-5666

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

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		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-11 (the “Registration Statement”), File No. 333-199221, of Landmark Infrastructure Partners LP a Delaware limited partnership (the “Registrant”), filed with the Securities and Exchange Commission on October 29, 2014, as amended on October 29, 2014 and November 5, 2014. The Registration Statement registered the offer and sale from time to time of an indeterminate number of common units representing limited partner interests in the Registrant (“Common Units”), preferred units representing limited partner interests in the Registrant (“Preferred Units”), and partnership securities representing limited partner interests in the Registrant (“Partnership Securities” and, together with Common Units and Preferred Units, the “Securities”).

On December 22, 2021, pursuant to the Transaction Agreement, dated as of August 21, 2021, by and among the Registrant, Landmark Infrastructure Partners GP LLC, a Delaware limited liability company (“Partnership GP”), Landmark Infrastructure REIT LLC, a Delaware limited liability company (“REIT LLC”), Landmark Infrastructure Inc., a Delaware corporation (“REIT Subsidiary”), LM DV Infrastructure, LLC, a Delaware limited liability company (“LM DV Infra”), LM Infra Acquisition Company, LLC, a Delaware limited liability company (“LM Infra”), Digital LD MergerCo LLC, a Delaware limited liability company (“Merger Sub”), Digital LD MergerCo II LLC, a Delaware limited liability company (“Merger Sub II”) and Landmark Dividend LLC, a Delaware limited liability company, and the transactions contemplated thereby, pursuant to which, among other things, LM Infra acquired all of the assets of the Registrant through the following series of transactions: (a) LM DV Infra and its subsidiaries acquired subsidiaries of REIT Subsidiary and REIT LLC, (b) REIT LLC then merged with and into REIT Subsidiary, with REIT Subsidiary surviving the merger (the “First REIT Merger”), (c) REIT Subsidiary then merged with and into the Registrant, with the Registrant surviving the merger (the “Second REIT Merger”), (d) Merger Sub II then merged with and into the Registrant, with the Registrant surviving the merger (the “First Partnership Merger”) and (e) the Registrant then merged with and into Merger Sub, with Merger Sub surviving the merger (the “Second Partnership Merger”).

At the effective time of the First Partnership Merger on December 22, 2021 (the “First Partnership Merger Effective Time”), (a) each issued and outstanding Common Unit (as defined in the Fourth Amended and Restated Agreement of Limited Partnership of the Registrant, dated as of April 2, 2018 (the “Partnership Agreement”)), other than those Common Units owned by Landmark Dividend or its affiliates (such Common Units, the “Landmark Dividend Common Units”), was converted into the right to receive $16.50 per Common Unit in cash without any interest thereon (the “Partnership Unaffiliated Unitholders Consideration”); (b) each issued and outstanding Series A Preferred Unit (as defined in the Partnership Agreement) was converted into the right to receive $25.00 plus the amount of any accumulated and unpaid distributions per Series A Preferred Unit in cash without any interest thereon; (c) each issued and outstanding Series B Preferred Unit (as defined in the Partnership Agreement) was converted into the right to receive $25.00 plus the amount of any accumulated and unpaid distributions per Series B Preferred Unit in cash without any interest thereon and (d) each issued and outstanding Series C Preferred Unit (as defined in the Partnership Agreement) was converted into the right to receive the greater of (1) $25.00 plus the amount of any accumulated and unpaid distributions per Series C Preferred Unit to, but not including, the date of the First Partnership Merger Effective Time plus the amount of any distributions that would have accrued from the date of the First Partnership Merger Effective Time to, but not including, the fiftieth (50th) Business Day following the First Partnership Merger Effective Time and (2) the sum of (i) the product of (x) the Alternative Conversion Amount (as defined in the Partnership Agreement) multiplied by (y) Partnership Unaffiliated Unitholders Consideration plus (ii) the amount of any accumulated and unpaid distributions for all prior Series C Distribution Periods (as defined in the Partnership Agreement) ending on or prior to the twentieth (20th) Business Day following the First Partnership Merger Effective Time, per Series C Preferred Unit in cash without any interest thereon.

In connection with the Transaction Agreement, the Registrant has terminated all offerings of Securities pursuant to the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance and remain unsold at the termination of such offering, the Registrant hereby removes from registration by means of this Post-Effective Amendment No. 1 all of such securities registered and remaining unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Segundo, State of California, on December 27, 2021.

LANDMARK INFRASTRUCTURE PARTNERS LP

By:	Landmark Infrastructure Partners GP LLC,
its general partner

	By:	/s/ George P. Doyle.
George P. Doyle
Chief Financial Officer and Treasurer

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.